UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

Trex Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Trex Company, Inc.

160 Exeter Drive

Winchester, Virginia 22603-8605

SUPPLEMENT TO PROXY STATEMENT

FOR

THE 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, May 4, 2023

This supplement, dated April 10, 2023 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) filed by Trex Company, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 21, 2023 and made available to the Company’s stockholders in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on Thursday, May 4, 2023, at 9:00 a.m. Eastern Time. This Supplement is being filed with the SEC and made available to stockholders on or about April 10, 2023. Stockholders of record at the close of business on March 8, 2023 are entitled to vote at the Annual Meeting.

The Company mailed the Proxy Statement to stockholders on or about March 21, 2023. The Proxy Statement included a disclosure on Page 65 that described the shares subject to the Trex Company, Inc. 2023 Stock Incentive Plan (the “2023 Plan”) within Proposal 4, seeking approval of the “2023 Plan”, presented to stockholders for the Annual Meeting. The Company has determined that it would be helpful to update the description of Proposal 4 to provide additional clarity concerning awards under the Trex Company Inc. 2014 Stock Incentive Plan (the “2014 Plan”) and reduce the number of shares that will be available for new issuance under the 2023 Plan. Accordingly, the paragraphs below update, and restate for convenience of reference, the grant of awards under the 2014 Plan and the shares subject to the 2023 Plan.

The first paragraph under the heading Shares Subject to the 2023 Plan” on page 65 of the Proxy Statement is being replaced with the following:

Subject to adjustment as described below, the total number of shares of common stock that will be available for new issuance under the 2023 Plan will be 4,000,000 shares as of the effective date of the 2023 Plan. Under the 2014 Plan, the total number of shares of common stock that were available for issuance was 25,680,000. As of December 31, 2022, after consideration of shares granted, exercises, shares withheld for taxes, cancellations, and awarded and outstanding grants, a total of 10,584,238 shares were available for future issuance under the 2014 plan. As of March 8, 2023 (the “record date”), after consideration of shares granted, exercises, shares withheld for taxes, cancellations, and awarded and outstanding grants, a total of 10,429,800 shares were available for future issuance under the 2014 Plan. With respect to outstanding awards under the 2014 Plan as of the record date, a total of 281,714 restricted stock units were outstanding (of which 122,627 were performance based and 159,087 were time based), and a total of 257,070 stock appreciation rights were outstanding, with a weighted average exercise price of $46.95 and a weighted average remaining term of 6.74 years. The Company is affirmatively reducing the number of shares of common stock that will be available for new issuance under the 2023 Plan to 4,000,000. If approved, the 2023 Plan will replace the 2014 Plan, the 2014 Plan will remain in existence solely for the purpose of addressing the rights of holders of existing awards already granted under the 2014 Plan, and no new awards will be granted under the 2014 Plan following stockholder approval of the 2023 Plan. In addition, between the record date and this annual meeting, no new awards were or will be granted under the 2014 Plan.

The first full paragraph on page 66 of the Proxy Statement is being replaced by the following:

The 2023 Plan has a number of additional limitations on the shares reserved for issuance. A maximum of 4,000,000 shares may be issued pursuant to incentive stock options. No participant may be awarded options or SARs for more than 1,200,000 shares in any calendar year, except that the annual limit for newly hired employees is 2,400,000 shares. A maximum of 600,000 shares of restricted stock, or shares represented by restricted stock units, or unrestricted stock that are earned based on the achievement of performance objectives may be awarded to any participant in any calendar year, unless the participant is a newly hired employee, in which case the annual limit is 1,200,000 shares.

The Company is also replacing Section 4(i) and 4(v) of the 2023 Plan as set forth in the Plan in Appendix A to reflect the clarifications in the Proxy Statement:

4. STOCK SUBJECT TO THE PLAN

4.1 Aggregate Limitation.

(i) Subject to adjustment as provided in Section 16 hereof, the aggregate number of shares of Stock available for issuance under the Plan on or after the Effective Date pursuant to Options or other Grants shall be four million (4,000,000) Shares. Shares may be authorized but unissued shares, treasury shares or issued and outstanding shares that are purchased in the open market.

[Sections (ii)-(iv) remain unchanged]

(v) The number of shares of Stock available for grant as incentive stock options on or after the Effective Date shall not exceed four million (4,000,000), subject to adjustment as provided in Section 16 hereof, and shall not be increased by reason of the application of subsection (iii) or (iv) of this Section 4.1.

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. However, to the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information contained herein supersedes such information contained in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. Accordingly, we encourage you to carefully read this Supplement together with the Proxy Statement. From and after the date of this Supplement, any and all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and submit your proxy or voting instructions as soon as possible. If you have already returned your Proxy Card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote.